Exhibit 5.1

July 9, 2025

Datavault AI Inc.

15268 NW Greenbrier Pkwy

Beaverton, OR 97006

Ladies and Gentlemen:

We have acted as special counsel to Datavault AI Inc., a Delaware corporation (the “Company”), in connection with a registration statement on Form S-3 (the “Registration Statement”) filed by the Company on July 9, 2025 with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), for the proposed resale from time to time by the Selling Stockholders (as defined below) of up to 22,728,368 shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”), consisting of (a) up to an aggregate of 2,906,554 shares (the “September 2024 Warrant Shares”) of Common Stock, issuable upon exercise of certain common stock purchase warrants (the “September 2024 Warrants”) issued on September 10, 2024 pursuant to certain exchange agreements (the “Exchange Agreements”) between the Company and the holders of the September 2024 Warrants, (b) up to an aggregate of 475,713 shares of Common Stock (the “Placement Agent Warrant Shares”) issuable upon exercise of certain common stock purchase warrants (the “Placement Agent Warrants”) issued to an affiliate of Maxim Group LLC (the “Placement Agent”) pursuant to that certain placement agency agreement (the “February 2025 Placement Agency Agreement”) between the Company and the Placement Agent entered into on February 13, 2025, and (c) up to an aggregate of 19,346,101 shares (the “2025 Investor Warrant Shares”) of Common Stock issuable upon exercise of certain common stock purchase warrants (the “2025 Investor Warrants”) issued pursuant to that certain securities purchase agreement (the “Purchase Agreement”) between the Company and the investor signatories to the Purchase Agreement (the “April 2025 Purchasers”) entered into on March 31, 2025. The September 2024 Warrant Shares, the Placement Agent Warrant Shares and the 2025 Investor Warrant Shares are collectively referred to herein as the “Warrant Shares,” the September 2024 Warrants, the Placement Agent Warrants and the 2025 Investor Warrants are collectively referred to herein as the “Warrants,” and the holders of the Warrant Shares are collectively referred to herein as the “Selling Stockholders.”

In connection with this opinion, we have examined and relied upon the originals or copies certified or otherwise identified to our satisfaction of the following: (i) the Registration Statement, including the exhibits filed therewith, (ii) the Warrants, (iii) the Exchange Agreements and all exhibits and schedules attached thereto, (iv) the February 2025 Placement Agency Agreement and all exhibits and schedules attached thereto, (v) the Purchase Agreement and all exhibits and schedules attached thereto, (vi) the minutes of meetings and resolutions of the board of directors of the Company as provided to us by the Company, (vii) the certificate of incorporation and bylaws of the Company, each as restated and/or amended to date, and (viii) such other documents as we have deemed necessary for purposes of rendering the opinion hereinafter set forth.

In addition to the foregoing, we have relied as to matters of fact upon the representations made by the Company and its representatives and upon representations made by the Selling Stockholders. We have assumed the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents. Other than our examination of the documents indicated above, we have made no other examination in connection with this opinion.

We are members of the Bar of the State of New York. We do not hold ourselves out as being conversant with, or expressing any opinion with respect to, the laws of any jurisdiction other than the laws of the State of New York and the General Corporation Law of the State of Delaware (the “DGCL”). Accordingly, the opinions expressed herein are expressly limited to the laws of the State of New York and the DGCL. Our opinion is based on these laws as in effect on the date hereof. We express no opinion as to whether the laws of any other jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

Based upon the foregoing and in reliance thereon, and subject to the qualifications, limitations, exceptions and assumptions set forth herein, we are of the opinion that the Warrant Shares have been duly authorized by all necessary corporate action on the part of the Company and, when and if issued upon exercise of the Warrants in accordance with the terms of the respective Warrants, will be validly issued, fully paid and nonassessable.

This opinion letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

This opinion is furnished in connection with the filing of the Registration Statement and may not be relied upon for any other purpose without our prior written consent in each instance. Further, no portion of this opinion may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion with the SEC as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus which forms part of the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Sullivan & Worcester LLP
Sullivan & Worcester LLP